EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                       CONTACT: GREG SKAAR
---------------------                                    Chief Financial Officer
                                                                    262-268-6800

                   Edison Control Corporation Announces Board
        Approval of Going Private Transaction Proposal at $7.00 per share

     PORT WASHINGTON, WI, April 2, 2003 - Edison Control Corporation (OTCBB:
EDCO) announced today that on April 1, its Board of Directors approved a proposal from its majority shareholder and Chairman of the Board, William B. Finneran, and its Chief Executive Officer, Alan J. Kastelic, to engage in a going-private transaction to be structured as a one-for-66,666 reverse stock split in which shareholders owning less than one share as a result of the reverse stock split will receive cash in an amount equal to $7.00 per pre-split share instead of receiving fractional shares. Messrs. Finneran and Kastelic together currently beneficially own 71% of Edison's common shares. The $7.00 pre-split cash price to minority shareholders represents a $0.50 (7.7%) increase from the $6.50 pre-split cash price originally proposed by Messrs. Finneran and Kastelic in their March 4, 2003 going-private proposal. The $7.00 pre-split cash price represents a 16.7% premium over Edison's closing bid price on March 3 of $6.00 per share and a 14.75% premium over Edison's closing bid price yesterday of $6.10 per share. Mr. Finneran's shareholdings will be structured such that, by operation of the reverse stock split, he will receive the $7.00 pre-split cash price for 185,100 shares that he currently owns (representing approximately 16.9% of his holdings). In conjunction with the reverse stock split, Edison intends to enter into individual option cancellation agreements with each person holding options to acquire Edison's common stock (with the exception of Mr. Kastelic, whose options will remain outstanding). It is anticipated that as a result of the reverse stock split, Messrs. Finneran and Kastelic will remain as the only two shareholders of Edison. The terms and conditions of the reverse stock split and the cash consideration to be received by Edison's minority shareholders were unanimously approved by the Board of Directors (with Messrs. Finneran and Kastelic abstaining), based on the recommendation of a Special Committee composed entirely of disinterested directors. The Special Committee received financial advice from Schroeder & Co., which provided its opinion that, as of April 1, 2003, the cash consideration to be received by Edison's minority shareholders in the reverse stock split was fair to those shareholders from a financial point of view. The Special Committee's legal advisor was Foley & Lardner.

     The estimated total cost to cash-out fractional shares and options to acquire shares is expected to be approximately $4.7 million, not including transaction costs. To fund the transaction, LaSalle National Bank Association has committed, subject to customary limitations, to provide a $5 million five-year secured term loan to Edison.

     Edison expects to file a proxy statement relating to the reverse stock split with the Securities and Exchange Commission as soon as practicable, and will schedule a special meeting of shareholders to vote on the proposal to approve the reverse stock split. In addition to the requisite majority vote under New Jersey law, Edison's Board of Directors has conditioned completion of the reverse stock split upon approval by the holders of a majority of the shares of Edison common stock voting at the special meeting that will be cashed-out in the transaction. Because Mr. Finneran will cash out 185,100 shares in the reverse stock split, Mr. Finneran's votes with respect to those shares will count toward satisfying this condition.

     Construction Forms, headquartered in Port Washington, Wisconsin is the only wholly owned subsidiary of Edison Control Corporation and has three operating units. ConForms, the principal operating unit, designs, manufactures, and distributes concrete pumping systems and accessories. Ultra Tech is engaged in the manufacturing and marketing of abrasion resistant piping systems which are used extensively in mining, pulp and paper mills, waste water treatment plants, and coal-fired electric utility plants, as well as concrete pumping applications. South Houston Hose is a distributor of industrial hose and fittings.